Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS THIRD QUARTER 2007 RESULTS

Company provides update on its Clinical Trials of RenalGuard™; Announces

New Study in Italy Starting in Early 2008

FRANKLIN, Mass., November 5, 2007 — PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and nine month periods ended September 30, 2007.

Third quarter 2007 total revenues were $1,331,000 compared with $1,567,000 in the third quarter of 2006. The net loss for the third quarter of 2007 was $499,000, or $0.02 per diluted share, compared to a net loss of $80,000, or $0.00 per diluted share, in the third quarter of 2006.

“Our third quarter U.S. TMR revenues and kit shipments to hospitals were down compared to the corresponding third quarter in 2006. After detailed analysis and dialogue with our new U.S. distribution partner, Novadaq Technologies, Inc., we believe that we have identified the issues and that Novadaq is taking the right steps to address them and position the business for improved performance moving ahead,” said Mark. R. Tauscher, president and chief executive officer of PLC Systems.

In March 2007 Novadaq succeeded Edwards Lifesciences Corporation as the Company’s exclusive distributor for all TMR products in the United States. Tauscher stated, “We had anticipated from the beginning that there would be at least one or two transition quarters where Novadaq would need to gain experience as to how to best market our TMR products and that this likely could impact our short term TMR results. We believe that in large part this is what happened in the third quarter on the disposables side of the business, and that Novadaq is acting quickly to reorganize their field sales structure, and add additional experienced staff, to better enable them to drive increased kit volumes in ensuing quarters.”

He added, “Novadaq senior management has also indicated to us that the previously announced shortage in the availability of new ICG dye throughout the third quarter likely adversely impacted the placement by customers of combined orders for our TMR Heart Laser and Novadaq’s SPY® Intra-Operative Imaging System. The joint marketing of both systems has been a key Novadaq sales strategy. Novadaq announced on October 4, 2007 that all issues related to the shortage of new ICG dye had been resolved and that they were moving quickly to execute on the existing pipeline of new installations.”

Regarding the Company’s RenalGuard™ product initiative, Mr. Tauscher said, “We expect to complete our pilot clinical safety trial by late 2007 or early 2008, and then quickly move into a larger U.S. multi-center pivotal trial to study the effectiveness of RenalGuard in reducing the incidence of Contrast-Induced Nephropathy (CIN). This pivotal clinical trial of our RenalGuard System and RenalGuard Therapy is expected to continue through 2009 and should serve as the basis for our application to the FDA for pre-market approval to market the product in the United States. Having recently demonstrated RenalGuard to leading practitioners at the two foremost tradeshows in the field in the U.S., TCT and Renal Week, we are confident that RenalGuard is addressing a sizable market opportunity. We were gratified by the level of interest expressed by practitioners who attended the shows from around the world.”

He added, “We are very pleased to announce today, that in addition to our planned U.S. clinical trial work in 2008, a new clinical study utilizing our RenalGuard System and Therapy is expected to be initiated at the Centro Cardiologico Monzino (CCM- University of Milan) in Milan, Italy, led by Drs. Antonio Bartorelli and Giancarlo Marenzi, two of the world’s leading experts in CIN prevention. We anticipate that this study will greatly increase the visibility of our RenalGuard System and Therapy throughout the European Union, and will be instrumental in supporting our initial limited launch of the product in Italy. We believe we are still on track to receive CE mark approval for RenalGuard before the end of the year, which we expect would allow us to begin our launch in Italy in early 2008.”

The CCM clinical study is expected to begin in the first quarter of 2008, pending approval from the ethics committee at the hospital. The study is designed to compare the effectiveness of induced high volume diuresis using real-time matched fluid replacement provided by the RenalGuard System with that of overnight hydration, a standard of care prevalent in Europe, in preventing CIN in high risk patients. PLC will be supplying the necessary RenalGuard devices to be used in the study.

Third Quarter TMR Laser and Kit Shipment Results

During the third quarter of 2007, PLC shipped three CO2 Heart Lasers (HL2) to U.S. hospitals through Novadaq. Two of these shipments were new HL2 lasers and one was a redeployed unit. PLC ended the third quarter of 2007 with 165 HL2 CO2 Heart Lasers located at heart centers throughout the U.S. During the third quarter of 2007, a total of 315 disposable kits were shipped worldwide by Novadaq and PLC. Novadaq delivered 313 of these kits to U.S. hospitals and PLC shipped two disposable kits to international customers. In comparison, a total of 454 and 515 disposable kits were delivered worldwide during the second quarter of 2007 and the third quarter of 2006, respectively.

Nine Months’ Results

For the first nine months of 2007, PLC reported total revenues of $4,756,000 compared to $5,399,000 in the same period in 2006. The net loss for the first three quarters of 2007 was $1,548,000, or $0.05 per diluted share, compared to net income of $1,283,000, or $0.04 per diluted share, in the first nine months of 2006, a period that also included a $1.4 million gain on the sale of PLC’s Optiwave disposable manufacturing rights to Edwards Lifesciences.

Cash and short term investments at the end of the third quarter of 2007 totaled $8,712,000, down from $10,034,000 at the end of December 2006.

Conference Call

PLC Systems will host a conference call today, November 5, 2007, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 510-0710, or internationally, (617) 597-5378, at least five minutes prior to the start of the call. The passcode is: 62121698. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com. An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 67644934, from 1:00 p.m. ET on November 5, 2007 through midnight on November 12, 2007.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution.

The company is currently conducting a pilot clinical safety study of its RenalGuard Therapy and RenalGuard System. RenalGuard Therapy is designed to reduce the toxic effects that contrast media can have on the kidneys. This therapy is based on the theory that creating and maintaining a high urine output is beneficial to patients undergoing imaging procedures where contrast agents are used. The real-time measurement and matched fluid replacement design of the RenalGuard System is intended to ensure that a high urine flow is maintained before, during and after these procedures. This should allow the body to rapidly eliminate contrast, reducing its toxic effects. The RenalGuard System, with its matched fluid replacement capability, is intended to minimize the risk of over- or under-hydration.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that Novadaq may be unsuccessful in selling our products, the transition period following Novadaq’s new role as our exclusive US distributor may adversely affect our revenues, we and Novadaq may be unable to convince health care professionals and third party payers of the medical and economic benefits of performing TMR, there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-Q for the quarter ended June 30, 2007, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, RenalGuard, RenalGuard Therapy and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq and SPY are trademarks of Novadaq Technologies, Inc.

Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product sales	$975	$1,205	$3,629	$4,262
Service fees	356	362	1,127	1,137
Total revenues	1,331	1,567	4,756	5,399

Cost of revenues:
Product sales	258	422	1,406	1,487
Service fees	210	168	631	516
Total cost of revenues	468	590	2,037	2,003
Gross profit	863	977	2,719	3,396

Operating expenses:
Selling, general and administrative	830	786	2,919	2,470
Research and development	637	394	1,684	1,385
Total operating expenses	1,467	1,180	4,603	3,855

Gain on the sale of manufacturing rights	—	—	—	1,432
Income (loss) from operations	(604)	(203)	(1,884)	973

Other income, net	105	123	336	310
Net income (loss)	$(499)	$(80)	$(1,548)	$1,283

Basic income (loss) per share	$(0.02)	$(0.00)	$(0.05)	$0.04
Diluted income (loss) per share	$(0.02)	$(0.00)	$(0.05)	$0.04

Average shares outstanding:
Basic	30,323	30,237	30,315	30,080
Diluted	30,323	30,237	30,315	30,518

CONDENSED BALANCE SHEET

	September 30,	December 31,
	2007	2006

Cash and short-term investments	$8,712	$10,034
Total current assets	11,503	12,802
Total assets	11,955	13,176
Total current liabilities	3,817	2,953
Shareholders’ equity	5,719	7,129

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